Exhibit 99.3

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 6, 2006, to the Board of Directors of Radiologix, Inc. (“Radiologix”) as Annex C to the joint proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of Primedex Health Systems, Inc. (“Primedex”) filed on August [  ], 2006 (the “Registration Statement”) relating to the agreement and plan of merger for the acquisition of Radiologix by Primedex and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—Recommendation of the Boards of Directors to Radiologix and Primedex Shareholders”, “The Merger—Background of the Merger”, “The Merger—Radiologix’s Reasons for the Merger and Recommendation of Radiologix’s Board of Directors” and “The Merger—Opinions of Our Financial Advisors” of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

	By:	/s/ Thomas Monaghan
Senior Managing Director

New York, New York
August 21, 2006